[OLIVE LLP LETTERHEAD]







Board of Directors
Ameriana Bancorp
New Castle, Indiana


We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated
February 6, 1998, except for the second paragraph of note 2, as to which the date is February 27, 1998, on the consolidated financial statements of Ameriana Bancorp and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report was included in Ameriana Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and to the reference to our firm under the caption "Experts."





/s/ Olive LLP
Olive LLP



Indianapolis, Indiana
June 1, 1998